Exhibit 10.36

December 19, 2024

Scott Ocholik

Vice President, Chief Accounting Officer & Corporate Controller

Via email

Dear Scott:

I am pleased to confirm your appointment to the role of Interim Chief Financial Officer (“Interim CFO Role”), effective January 1, 2025, in addition to continuing your role as the Chief Accounting Officer and Corporate Controller. To recognize the additional responsibilities that will be required, you will receive an additional base salary payment in the amount of $25,000 per month, less applicable taxes and withholdings, which will continue for the duration of your service as Interim CFO (the “Interim Monthly Payment”). Service for a partial month will be paid on a pro rata basis. The other elements of your current compensation and benefits will remain unchanged, including that the Interim Monthly Payment will not be factored in any such element that is expressed as a function of your salary.

We have initiated a search with an external firm for the Chief Financial Officer position (“CFO Role”) and will consider internal and external candidates for the role. If you are not offered the CFO Role, but are offered the opportunity to continue employment as Vice President, Chief Accounting Officer and Corporate Controller (“CAO”) with compensation and benefits at least equal to those in place prior to your appointment as Interim CFO, you acknowledge such actions (which would include cessation of the Interim Monthly Payment) will not constitute Good Reason or a Qualifying Termination (as defined in the Executive Severance Plan or Stock Incentive Plan).

On behalf of the Shyft Board of Directors, we appreciate your expertise and leadership.

Sincerely,

/John Dunn

John Dunn

Chief Executive Officer

I accept the Interim Chief Financial Officer position with the pay and conditions described above.

/Scott Ocholik	12/22/24
Scott Ocholik	Date